Exhibit 14

Carter’s Code of Business Ethics

and Professional Conduct

Code of Business Ethics

and Professional Conduct

Carter’s philosophy

and corporate culture

The William Carter Company, founded in 1865 in Needham, Massachusetts, is one of the oldest, largest, and most-recognized branded marketers of baby and young children’s apparel in the U.S. Our 137+ year heritage of quality and value has earned the respect and trust of generations of families.

Today, Carter’s continues that tradition with a company that addresses today’s consumers, today’s employees, and today’s children. Based on the belief that childhood is a celebration, our brand is all about creating products for children that are distinguished by quality and creative art and color. By celebrating childhood, we honor the creativity and imagination in children and we foster an emotional connection to children and their families.

Carter’s strives to be a great company to do business with, to have as a neighbor, and to work for. Our Vision Statement encompasses our values and beliefs. We strive to conduct our business in a manner that reflects this vision:

“At Carter’s, we embrace creative leadership, innovative teamwork and a winning spirit to be the best for the benefit of our customers, our consumers, our employees and our shareholders.”

CARTER’S VALUES

Carter’s strives to be a great company

to do business with

We provide the highest level of quality, service and value to our customers, our employees, and our business partners. We are fair, honest and trustworthy in all of our business practices; obey the laws, rules and regulations of the United States and every state and country we do business in; uphold our own exacting operating standards, which exceed those set by our industry; and conduct all of our business in a manner that respects the rights and property of others, and cultivates community and integrity. We will do business only with those business partners whose practices are compatible with our vision.

Ethical global sourcing

Carter’s contracts work with vendors in the U.S. and countries around the world. The Carter’s Vendor Compliance Policy requires that each of our vendors conforms to our vision, values, and legal and ethical standards in all of their business practices, especially with respect to human rights and labor as expressed in their employee practices and policies. We treat our employees with respect and dignity, provide proper compensation and a clean, safe, and healthy work environment, and we expect the same from our vendors. We will terminate business dealings with any vendor that violates our standards. (For more information, please refer to the Carter’s Vendor Compliance Policy, posted on our Intranet site.)

Carter’s strives to be a great company

to have as a neighbor

We are a responsible and responsive corporate citizen in the communities in which we and our customers live and conduct business. Carter’s is a long-time participant in community affairs and a dedicated supporter of community programs and charitable organizations whose mission, like ours, is the welfare of children. We contribute to charities that are attendant to children’s health, growth (mental, physical, and emotional) and education, as well as to the needs of disadvantaged children and their families.

Employees throughout the Carter’s organization are avid participants in our charitable causes, giving generously of their time, efforts and donations. Carter’s encourages and fully supports employee volunteerism and charitable giving.

Environmental responsibility

We maintain a safe and healthy work environment and manage our business in ways that respect the environment, complying with all environmental, health and safety laws.

Carter’s strives to be

a great company to work for

Carter’s is an equal opportunity employer. We endeavor to ensure equal employment and advancement opportunities based on qualifications and performance without regard to race, color, religion, national origin, sex, age, disability, marital status, or sexual orientation. We provide a clean, safe, healthy and drug-free work environment for our employees that is harmonious and conducive to productivity; encourage employees’ personal and professional growth through ongoing training programs and other development opportunities; and provide competitive compensation and benefits packages, including:

                •              Compensation

                                Top pay for outstanding performance

                •              Insurance

                                Medical, Dental, Life, Personal Accident, Accident & Sickness Plans

                •              Lifestyle

                                Dependent Care Spending Account, Vacation, Paid Holidays, Adoption Benefits

                •              Savings & Investments

                                401(k) Plan with generous company matching contributions,

                                529 College Savings Plan

                •              Continuous Learning

                                Tuition Reimbursement, Professional Development

                •              Continuous Care

                                Salary Continuation, Long-Term Disability,

                                Employee Assistance Program

We foster a sense of pride, professional integrity, and productivity in a community in which employees feel welcomed, valued, and respected. We expect every employee to do likewise. (For more information, please refer to the Carter’s Human Resource Policies & Procedures, posted on our Intranet site.)

Zero tolerance

Carter’s provides a clean, safe, and drug-free work environment for our employees that is harmonious and conducive to productivity. In this spirit, Carter’s expects employees to be drug-free when working. Employees who are intoxicated or who use or possess illegal drugs in the workplace are subject to immediate dismissal.

Carter’s fosters a working culture in which every employee feels welcomed, valued, and respected. We expect every employee to do likewise. Any form of discrimination or physical, mental, or sexual harassment in the workplace of any person by an employee will not be tolerated.

Carter’s strives to be honest and ethical in all of our business practices, and obey the law and uphold our company’s policies and standards. We expect the same respect for and compliance with public law and our policies by our employees. Breaking the law in any way, endangering others in the workplace, or violating key company policies will not be tolerated. (For details, refer to the Carter’s Human Resource Policies & Procedures, posted on our Intranet site, or speak to your Human Resources representative.)

CODE OF BUSINESS ETHICS AND

PROFESSIONAL CONDUCT

The following components of our Code of Business Ethics and Professional Conduct apply equally to all of the members of the Carter’s family, including our directors, officers and other employees.

Personal conduct

Our talented and dedicated employees are a reflection of our company, our culture, and our values. As a company, Carter’s strives to be fair, honest and trustworthy in all of our business practices; to obey public laws; to uphold our own exacting standards as well as those set by our industry; and to conduct all of our business relations in a manner that respects the rights and property of others. Likewise, we expect all members of the Carter’s family to conduct themselves with personal integrity and respect for the company, each other, our shareholders, our suppliers, our competitors and our customers. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair-dealing practice.

Conduct in the workplace

Carter’s expects directors and employees to conduct themselves responsibly, which includes: punctuality, attention to work schedules, and best efforts at executing and exceeding job responsibilities. While at work employees should be diligent about engaging in business activities only. Each member of the Carter’s family will uphold Carter’s values with honesty and integrity in all business dealings. (For more information, please refer to the Carter’s Human Resource Policies & Procedures, posted on our Intranet site.)

Conflict of interest

As representatives of Carter’s, all employees and directors should act in the best interest of the company, and they must avoid activities and situations that may create or appear to create a conflict of interest. A conflict of interest occurs when the private interest of a director or employee (or an immediate family or household member or someone with whom he or she has an intimate relationship) interferes in any way—or even appears to interfere—with the duties performed by the director or employee or with the interests of Carter’s as a whole. A conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the company.

While employed by Carter’s, employees may not work for or make a substantial investment in another company that is a direct competitor or a vendor of Carter’s; accept compensation by anyone other than Carter’s for work performed for Carter’s; accept gifts, tips, or other benefits from customers, vendors, competitors, or anyone soliciting business from Carter’s; influence Carter’s on behalf of a third party to purchase a particular product or service; engage in real estate or other property transactions in which Carter’s has an interest; speculate or deal in equipment, supplies, materials or property purchased or sold by Carter’s; or have an intimate relationship with an associate for whom the employee has oversight or supervisory responsibility.

If employees are not sure whether or not a particular activity or situation they are engaged in poses a potential conflict of interest, they should refer to the Conflict of Interest Policy or speak to their Human Resources representative. (For more information, please refer to the Carter’s Conflict of Interest Policy, posted on our Intranet site.)

Corporate opportunities

From time to time during their employment with Carter’s and through their positions at Carter’s, employees may come across business opportunities of a nature related to the Carter’s business. These opportunities rightfully belong to Carter’s. No employee may take for himself or herself personally an opportunity that he or she discovers through the use of Carter’s property, information or position. Each employee owes a duty to Carter’s to advance the company’s legitimate interests when the opportunity to do so arises.

Compliance and honesty

Employees must comply with Carter’s policies and regulations as outlined in Carter’s Human Resource Policies and Procedures, accessible through our Intranet site. Employees and directors must be truthful and accurate in all information they report to the company, including employment papers, sales or other measurable performance records, time records, expense reimbursements, and all other company records.

We are all bound to a code of ethical behavior to do what is right, not only for the sake of ourselves and the company but also as members of a corporate community. In the performance of their duties and service to Carter’s, directors and employees must obey public laws, rules and regulations (including insider trading laws) and report to the company any knowledge of a violation of law related to Carter’s business. Employees who violate the law during the course of their employment by Carter’s, whether or not they are on company property, or who fail to report knowledge of a violation may be subject to disciplinary action and dismissal. (For more information, please refer to the Carter’s Human Resource Policies & Procedures, posted on our Intranet site.)

Company property, records & systems

Carter’s property—physical and intellectual—is considered proprietary and confidential. “Physical property” includes but is not limited to merchandise, installations, facilities, business equipment and supplies. “Intellectual property” includes the Carter’s name, identity, image, trademarks, logos, designs and art. Further, all company written reports and records as well as electronic systems and services—such as the Carter’s Intranet, e-mail and voice mail, computer operating systems, and software technologies—are also considered proprietary and confidential.

Employees and directors may use company property for company purposes and, if applicable, on company time only, and may not share it at any time with anyone not employed by or affiliated with Carter’s, unless otherwise specifically directed. Employees and directors must treat company property with the same care and respect as their own, and must return to Carter’s any company property in their possession upon leaving employment or other service with Carter’s.

Confidential information

During employment with Carter’s, employees and directors may be entrusted with confidential information; for example, business or marketing plans, supplier information, software or product design, existing and future merchandise information or human resources information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. Confidential information also includes any information that Carter’s has agreed with another company or person to keep confidential. All employees and directors are expected to maintain the confidentiality of any and all such information entrusted to them by the company or its customers.

Company information should be used only for company purposes and should not be disclosed to anyone outside of Carter’s unless approved by the Board of Directors, the company’s Chief Executive Officer, Executive Vice President, Chief Financial Officer, any Vice President, or under a nondisclosure agreement approved by any of those officers. Within the company, only those employees who “need to know” should have access to confidential information.

Preparing company records

Any employee preparing or maintaining any company records, including electronic records, should remember:

•	Always prepare records accurately and reliably and store and dispose of them properly.

•	Record transactions so that proper financial statements may be prepared in a manner that ensures accountability for the company’s assets and activities.

•	There cannot be any unrecorded company funds or assets or any other type of “off the books” accounts.

The company does not knowingly destroy or discard evidence that has been requested in connection with any government investigation or other legal action. Records relevant to any such investigation or legal action cannot be destroyed or discarded without the approval of Dave Brown, Executive Vice President, Operations. If the company receives a subpoena, a request for records or other legal papers, or if we have reason to believe that such an event is likely, the company’s policy is to retain all records that are relevant. If you receive such a request, notify Dave Brown or Clyde Stutts, Vice President, Human Resources, immediately.

Government filings and disclosure

Carter’s values its good relations with local, state, federal and foreign governments. We are committed to being a “good corporate citizen” and are proud of the contributions we’ve made to help the communities where we do business.

The company’s policy is to deal honestly and fairly with government representatives and agents and to comply with valid and reasonable governmental requests and processes. Employees and directors must be truthful and straightforward in their dealings with governmental representatives and may not direct or encourage another employee or director to provide false or misleading information to any government agent or representative. Carter’s does not direct or encourage anyone to destroy records relevant to a fact-finding process.

Regarding the company’s disclosures to the Securities and Exchange Commission (SEC), the company requires and expects that all such disclosures be full, fair, accurate, timely, and understandable in all reports and documents that are filed with or submitted to the Commission or in any other public communications made by the company.

Occasionally, government representatives seek to inspect a company facility. If this happens, employees should immediately notify their manager or supervisor. Similarly, if someone arrives unexpectedly at a store, distribution center or office and attempts to serve legal papers, employees must immediately notify their manager or supervisor.

The media

From time to time the media solicit information about Carter’s. While we welcome interest in our company, all such information is to be issued by corporate officers only. Employees and directors should immediately refer any such solicitations to their managers and to Clyde Stutts, Vice President, Human Resources, or Dave Brown, Executive Vice President, Operations. No employee may provide information of any kind to the media about Carter’s without explicit, prior approval by corporate officers.

Links to company policies

Accessible through the company’s Intranet at

www.home.Carters.com

Carter’s Conflict of Interest Policy

Carter’s Human Resource Policies & Procedures

Carter’s Vendor Compliance Policy

Waivers and amendments

Carter’s may, from time to time, find that it is necessary or advantageous to Carter’s to grant waivers of the provisions of this Code of Business Ethics and Professional Conduct in particular situations. We may also decide that provisions of this Code need to be amended to better reflect the company’s current position. Any waiver of the provisions of this Code made for any executive officer or director of Carter’s may be made only with the approval of the Board of Directors or a special committee thereof. In keeping with SEC rules, Carter's must immediately report any such waivers or amendments to the SEC, shareholders, and the public markets. Carter’s relies on all of its employees and directors for assistance in ensuring that this reporting can be made on a timely basis.

Whom to call if you have questions;

Reporting violations

No single document, including this Code of Business Ethics and Professional Conduct, can provide all the answers. If you are ever uncertain about something you intend to do, it is very important that you seek advice before acting. You also have an obligation to let Carter’s know if you see or learn something that suggests that either this Code or the law has been violated in the conduct of Carter’s business. Use the communication method with which you are most comfortable. The most important thing is that you let us know.

Your resources include your manager; the company’s Disclosure Committee; Clyde Stutts, Vice President, Human Resources; Dave Brown, Executive Vice President, Operations; another member of the Human Resources department; any member of the company’s executive staff or the Audit Committee of the company’s Board of Directors. Carter’s is committed to ensuring that you have the opportunity to speak openly and be treated fairly.

YOU WILL NOT BE RETALIATED AGAINST FOR ACTING IN GOOD FAITH TO RAISE A QUESTION OR CONCERN OR TO REPORT TO CARTER’S A VIOLATION OF THIS CODE OR THE LAW.

CARTER’S CODE OF BUSINESS

ETHICS AND PROFESSIONAL CONDUCT

Compliance agreement

Carter’s sets high performance and conduct standards. As an employee or director of Carter’s, you are required to comply with these standards in full. After you have reviewed the information in this brochure, please read the following compliance agreement, sign, detach, and return it to the Human Resources department.

“I have read and understand the Carter’s Code of Business Ethics and Professional Conduct and will comply with the stated standards.

I further understand that this Code of Business Ethics and Professional Conduct is not a contract of employment and in no way alters my current employment status, whether employment-at-will or otherwise. I understand that it does not guarantee me any specific terms or period of employment and that my employment relationship, if any, may be terminated at any time and for any reason by me or Carter’s.”

Signature:

please print:

Signer’s name:

Department/Location:

Date:

At Carter’s we are committed to our customers,

to the communities in which we operate, and to

our team of enthusiastic dedicated employees.

Carter’s is an Equal Opportunity Employer.

www.carters.com

© 2003